Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

ARCO PHARMACEUTICALS, INC.

FIRST:                                   The name of the Corporation is ARCO PHARMACEUTICALS, INC.

SECOND:                    Its registered office and place of business in the State of Delaware is to be located at 410 South State Street in the City of Dover, County of Kent. The Registered Agent in charged thereof is XL CORPORATE SERVICES, INC.

THIRD:                               The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

FOURTH:                   The corporation shall be authorized to issue One Thousand (1,000) Shares at $.01 Par Value.

FIFTH:                                  The name and address of the incorporator is as follows: Barbara O. Cramer, 410 South State Street, Dover, DE 19901.

SIXTH:                                The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the THIRD paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH:              The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 3rd day of June, 1981.

Dated at Dover, Delaware	/s/ Barbara O. Cramer	(SEAL)
Barbara O. Cramer

STATEMENT BY INCORPORATOR(S) OF
ACTION TAKEN IN LIEU OF ORGANIZATION MEETING OF

ARCO PHARMACEUTICALS, INC.

The undersigned being the incorporator(s) of the corporation make the following statement of action taken to organize the corporation in lieu of an organization meeting.

By-laws regulating the conduct of the business and affairs of the corporation as prepared by counsel for the corporation were adopted and appended to this statement.

The following person(s) were appointed director(s) of the corporation until the first annual meeting of the stockholders or until their successors shall be elected or appointed and shall qualify:

The director(s) were authorized and directed to issue from time to time the shares of capital stock of the corporation, now or hereafter authorized, wholly or partly for cash, or labor done, or services performed, or for personal property, or real property or leases thereof, received for the use and lawful purposes of the corporation, or for any consideration permitted by law, as in the discretion of the director(s) may seem for the best interests of the corporation.

/s/ Barbara O. Cramer
Barbara O. Cramer

The following are appended to this statement:

Copy of the Certificate of Incorporation
By-Laws

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